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INTRABIOTICS PHARMACEUTICALS, INC.

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CONTACT: Eric H. Bjerkholt (investors) IntraBiotics Pharmaceuticals, Inc. (650) 526-6840	FOR IMMEDIATE RELEASE

IntraBiotics Pharmaceuticals, Inc. Recommends Stockholder Approval of Proposed Financing

Palo Alto, CA, April 10, 2003 – IntraBiotics Pharmaceuticals, Inc. (IBPI) today announced that it will file a supplemental proxy statement and recommends that stockholders approve the proposed financing transaction described in the company’s March 3, 2003 proxy statement. The supplemental proxy statement will be filed with the Securities and Exchange Commission with respect to the Special Meeting of Stockholders to be held on April 23, 2003 to vote on Proposal 2 (“Proposal 2”): Approval and Ratification of the Private Placement Proposal regarding the sale of 350 shares of Series A Preferred Stock and warrants to purchase common stock (the “Proposed Financing”).

Prior to the company’s Special Meeting of Stockholders held on April 3, 2003, the company received written communication from Mr. C. Robert Coates expressing interest in purchasing $3.5 million of Series A Preferred Stock and related warrants on terms that are less dilutive to stockholders of the company than the Proposed Financing. As a result, the Board of Directors determined to adjourn the meeting as to Proposal 2 to April 23, 2003 in order to carefully consider Mr. Coates’ proposals. The Board of Directors authorized management to enter into discussions with Mr. Coates emphasizing the importance of obtaining certainty of closing a financing. During those discussions, Mr. Coates also offered to replace Dr. Mario as an investor in the Proposed Financing under the original terms. The company’s discussions with Mr. Coates are discussed more fully in the supplemental proxy statement filed with the SEC today.

The Board of Directors has carefully considered these discussions in light of the importance of a high degree of certainty of closing a financing and the original group of investors’ experience investing in and serving on the boards of directors of biotechnology companies and has determined that it is not in the best interests of the company’s stockholders to pursue further discussions with Mr. Coates.

In making its decision, the Board also considered certain proposed amendments to the Proposed Financing offered by the original investors. The proposed amendments include: (a) an escrow by the original investors of the $3.5 million purchase price prior to approval by the Board, (b) an amendment to the conditions to closing the Proposed Financing to eliminate pending legal proceedings as a condition to the investors’ obligations to close the Proposed Financing, and (c) an amendment to the formula for determining the conversion price of the Series A Preferred Stock and the exercise price for the warrants to permit the price to be known prior to the reconvened stockholder meeting date. In addition, the Board considered an offer, described below, by Dr. Mario to withdraw from the Proposed Financing. After careful consideration of all of these factors, the Board continues to believe that the Proposed Financing is in the best interests of stockholders and recommends a vote FOR Proposal 2, as amended.

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The Board also determined to further adjourn the stockholder meeting until April 30, 2003 to give its stockholders sufficient time to consider the information discussed in the supplemental proxy supplement. If approved, it is anticipated that the Proposed Financing, as amended, will close soon after the stockholder vote, on or about May 1, 2003.

In addition, the company announced that Dr. Mario, the company’s non-executive Chairman of the Board, has withdrawn from participation in the Proposed Financing to enable another stockholder who has expressed an interest in the Proposed Financing to participate. Dr. Mario stated, “As one of the largest individual investors in IBPI equity, I believed it was incumbent upon me to demonstrate my continued belief in IBPI’s potential by committing additional personal funds to the private placement. I am pleased that interest in IBPI is now sufficient that my participation is no longer required. By my not participating, there will also be no insider participation in this financing. I am grateful for the support of the independent and disinterested directors who have provided their oversight of this process to assure that shareholder interests were protected.”

The Proposed Financing, to be voted on by IBPI stockholders on April 30, will support a 500-patient Phase II/III clinical study to investigate iseganan HCl in the prevention of ventilator-associated pneumonia (VAP). If approved, the Proposed Financing will raise $3.5 million with 350 series A convertible preferred shares at $10,000 per share.

Separately, the company announced that its Board of Directors has authorized a 1-for-12 reverse split of its common stock, following approval by the company’s stockholders on April 3, 2003. The company’s common stock will begin trading on a post-split basis on April 11, 2003, under the temporary trading symbol “IBPID” for approximately 20 trading days before reverting to “IBPI” on or about May 9, 2003.

As a result of the reverse stock split, every twelve shares of common stock will be combined into one share of common stock. The reverse stock split affects all IBPI common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split. The company will pay cash in lieu of fractional shares based on IBPI’s common stock closing price on April 10, 2003. The reverse split will reduce the number of shares of common stock outstanding from approximately 39.2 million to approximately 3.3 million.

About IntraBiotics Pharmaceuticals, Inc.

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the development of iseganan for the prevention of ventilator-associated pneumonia (VAP), a common infection occurring among patients in the intensive care unit. Patients who require artificial ventilation are vulnerable to experiencing pneumonia as a consequence of the aspiration of bacteria-laden saliva. Prior clinical trials using a variety of other antibiotics have demonstrated that VAP can be prevented through prophylactic decontamination of the oral cavity. Conventional antibiotics are not widely prescribed to prevent VAP because of concerns for the development of antibiotic resistance and because there are currently no approved therapeutics for the prevention of VAP. As a consequence, patients who develop VAP incur extended stays in the intensive care unit and increased hospital charges. In the United States, over 400,000 patients are artificially ventilated each year and are vulnerable to developing VAP because they require ventilation for at least 48 hours.

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Iseganan is a novel antimicrobial peptide whose properties may be well suited for use in preventing VAP. Iseganan kills a wide spectrum of bacteria known to cause pneumonia. Additionally, iseganan has been shown to be well tolerated in clinical studies in cancer patients, and to effect significant reductions in the level of bacteria in the oral cavity of cancer patients as well as patients who require artificial ventilation. In a previous Phase I/II study completed by IntraBiotics in artificially ventilated patients, iseganan reduced the levels of oral bacteria by more than 100-fold compared to pre-treatment baseline levels after a single 9 mg oral-topical dose. Data from the coming Phase II/III trial are expected in the second quarter of 2004 if Proposal 2 is approved and the Financing is completed.

Additional information is available at the company’s website: www.intrabiotics.com.

Additional Information
On March 3, 2003 IntraBiotics filed a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of IntraBiotics to be held for the purpose of voting on various matters, including the Financing. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED BY INTRABIOTICS WITH THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE FINANCING. The definitive proxy statement and any other documents filed by IntraBiotics with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of documents filed with the SEC by IntraBiotics by contacting Joyce Bremer c/o IntraBiotics Pharmaceuticals, Inc., 2483 East Bay Shore Road, Suite 100, Palo Alto, California 94303, (650) 526-6818. You may also obtain a free copy of the definitive proxy statement by contacting Georgeson Shareholder Communications at (866) 216-0457. Information regarding the names, affiliation and interests of persons who may be deemed to be participants in IntraBiotics solicitation of proxies of stockholders is available in the definitive proxy statement filed with the SEC on March 3, 2003.

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